FOR IMMEDIATE RELEASE

For Information, Contact:

                                     Seymour Holtzman, Chairman of the Board
                                     Jeff Unger, Investor Relations
                                     Designs, Inc.
                                     (781) 444-7222

                                     RJ Falkner & Company, Inc.
                                     Investor Relations Counsel
                                     (800) 377-9893
                                     info@rjfalkner.com


       DESIGNS, INC. ANNOUNCES COMMENCEMENT OF DUTCH AUCTION TENDER OFFER

(Needham, MA, November 15, 2000) -- Designs, Inc. (NASDAQ/NMS: DESI), operator of Levi's(R) and Dockers(R) Outlet By Designs stores, today announced that it has commenced a "Dutch Auction" tender offer for up to 1.5 million shares of the Company's Common Stock, reserving the option to purchase up to an additional 1 million shares. The Company currently has approximately 15.8 million shares outstanding.

         Under the terms of the offer, the Company has invited the shareholders to tender their shares to the Company at prices specified by the tendering shareholders not in excess of $3.00 nor less than $2.20 per share, in ten-cent ($0.10) increments. There is no certainty that the Company will purchase all shares tendered in the offer, and in the event of an over-subscription within the specified range, the Company would accept shares on a pro rata basis. The tender offer commenced today, November 15, 2000, and will expire at 5:00 pm EST, on December 14, 2000, unless extended by the Company. Any shareholders who require tender offer materials may contact the Information Agent for the offer at the address and telephone number indicated below.

         Designs, Inc. will select the lowest single per-share purchase price that will allow it to buy 1,500,000 million shares, or up to an additional 1,000,000 shares at the Company's option. If a lesser number of shares is properly tendered, the Company will purchase all shares properly tendered and not withdrawn at the lowest single per-share price.

         If the tender offer is over-subscribed, Designs, Inc. will purchase first from shareholders owning fewer than 100 shares and tendering all such shares at or below the purchase price determined by the Company and then from all other shareholders tendering at or below such purchase price on a pro rata basis. The tender offer will not be conditioned on any minimum number of shares being tendered.

         Neither the Company nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. The Company has been advised that neither the Company's directors or executive officers nor Jewelcor Management, Inc., the Company's largest shareholder, intend to tender any shares pursuant to the offer. D.F. King and Co., Inc. will act as Information Agent.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF DESIGNS, INC.'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY DESIGNS, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS DISTRIBUTED TO SHAREHOLDERS BY DESIGNS, INC. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS CAN OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT http://www.sec.gov WITHOUT CHARGE. SHAREHOLDERS CAN ALSO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED ------------------ MATERIALS, WITHOUT CHARGE, FROM DESIGNS, INC. BY ORAL OR WRITTEN REQUEST TO: DESIGNS, INC. ATTENTION: DENNIS HERNREICH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 66 B STREET, NEEDHAM, MASSACHUSETTS, 02494, OR FROM THE COMPANY'S INFORMATION AGENT, D.F. KING AND CO., INC., AT 77 WATER STREET, NEW YORK, N.Y. 10005, TELEPHONE 800-758-5880.

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Designs, Inc. operates 106 Levi's(R)Outlet by Designs and Dockers(R)Outlet by Designs stores. These stores are located in outlet parks and malls throughout the eastern United States and Puerto Rico.